Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Renasant Corporation of our report dated March 11, 2008 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2007.

/s/ HORNE LLP

Memphis, Tennessee

April 21, 2008